SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)
             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-I(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                                (Amendment No. 9)

                             WILLIAMS CONTROLS, INC.
                                (Name of Issuer)


                          COMMON STOCK, $.01 PAR VALUE
                         (Title of Class of Securities)


                                   969465 10 3
                                 (CUSIP Number)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed.

___   Rule 13d-1(b)     ___   Rule 13d-(c)            _X_   Rule 13d-1(d)

(Degree)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

This information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 969465 10 3               13G             Page___2____ of ___27__Pages


        1       NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                        Thomas W. Itin
                        ###-##-####
        2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)
                        NA
                                                                (b)

        3       SEC USE ONLY



        4       CITIZENSHIP OR PLACE OF ORGANIZATION

                        US

                                5       SOLE VOTING POWER
                                                        1,600,000       common
                                                          375,000       warrants
        NUMBER OF
        SHARES                  6       SHARED VOTING POWER
        BENEFICIALLY
        OWNED BY                                        3,277,952       common
        EACH
        REPORTING               7       SOLE DISPOSITIVE POWER
        PERSON                                          1,600,000       common
                                                          375,000       warrants

                                8       SHARED DISPOSITIVE POWER

                                                        3,277,952       common


        9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                        4,877,952       common
                                                          375,000       warrants

        10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES*

                                        X


        11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                        28.1%


        12      TYPE OF REPORTING PERSON*

                                       IN


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 969465 10 3                13G             Page___3___ of ___27__Pages


        1       NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                    Thomas W. Itin, as Trustee for Williams Controls, Inc. ESOP

        2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)
                        n/a
                                                                (b)

        3       SEC USE ONLY



        4       CITIZENSHIP OR PLACE OF ORGANIZATION

                        California ESOP

                                5       SOLE VOTING POWER


        NUMBER OF
        SHARES                  6       SHARED VOTING POWER
        BENEFICIALLY
        OWNED BY                                            424,101    common
        EACH
        REPORTING               7       SOLE DISPOSITIVE POWER
        PERSON


                                8       SHARED DISPOSITIVE POWER

                                                            424,101    common


        9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                            424,101    common


        10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES*




        11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                        2.3%


        12      TYPE OF REPORTING PERSON*

                                       EP


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 969465 10 3               13G             Page___4___ of ___27___Pages


        1       NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Thomas W. Itin, as Trustee for Williams Controls, Inc. Non-Union 401(k)

        2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)
                        n/a
                                                                (b)

        3       SEC USE ONLY



        4       CITIZENSHIP OR PLACE OF ORGANIZATION

                        Oregon

                                5       SOLE VOTING POWER


        NUMBER OF
        SHARES                  6       SHARED VOTING POWER
        BENEFICIALLY
        OWNED BY                                           204,323     common
        EACH
        REPORTING               7       SOLE DISPOSITIVE POWER
        PERSON


                                8       SHARED DISPOSITIVE POWER

                                                           204,323     common


        9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                           204,323     common


        10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES*




        11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                        1.1%


        12      TYPE OF REPORTING PERSON*

                                       EP


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 969465 10 3                13G             Page___5___ of ___27__Pages


        1       NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             Thomas W. Itin, as Trustee for Williams Controls, Inc. Union 401(k)

        2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)
                        n/a
                                                                (b)

        3       SEC USE ONLY



        4       CITIZENSHIP OR PLACE OF ORGANIZATION

                        Oregon

                                5       SOLE VOTING POWER


        NUMBER OF
        SHARES                  6       SHARED VOTING POWER
        BENEFICIALLY
        OWNED BY                                            78,809     common
        EACH
        REPORTING               7       SOLE DISPOSITIVE POWER
        PERSON


                                8       SHARED DISPOSITIVE POWER

                                                            78,809     common


        9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                            78,809     common


        10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES*




        11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                        0.4%


        12      TYPE OF REPORTING PERSON*

                                       EP


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 969465 10 3                13G             Page___6___ of ___27__Pages


        1       NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Thomas W. Itin, as Trustee for Williams Controls, Inc. Non-Union Employees Retirement Income Pension Plan

        2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)
                        n/a
                                                                (b)

        3       SEC USE ONLY



        4       CITIZENSHIP OR PLACE OF ORGANIZATION

                        Oregon

                                5       SOLE VOTING POWER


        NUMBER OF
        SHARES                  6       SHARED VOTING POWER
        BENEFICIALLY
        OWNED BY                                             115,000   common
        EACH
        REPORTING               7       SOLE DISPOSITIVE POWER
        PERSON


                                8       SHARED DISPOSITIVE POWER

                                                             115,000   common


        9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                             115,000   common


        10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES*




        11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                        0.6%


        12      TYPE OF REPORTING PERSON*

                                       EP


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 969465 10 3                13G             Page___7___ of ___27__Pages


        1       NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Thomas W. Itin, as Trustee for Williams Controls, Inc. Union Employees Pension Plan

        2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)
                        n/a
                                                                (b)

        3       SEC USE ONLY



        4       CITIZENSHIP OR PLACE OF ORGANIZATION

                        Oregon

                                5       SOLE VOTING POWER


        NUMBER OF
        SHARES                  6       SHARED VOTING POWER
        BENEFICIALLY
        OWNED BY                                             147,000   common
        EACH
        REPORTING               7       SOLE DISPOSITIVE POWER
        PERSON


                                8       SHARED DISPOSITIVE POWER

                                                             147,000   common


        9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                             147,000   common


        10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES*




        11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                        0.8%


        12      TYPE OF REPORTING PERSON*

                                       EP


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 969465 10 3                13G             Page___8___ of ___27__Pages


        1       NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                        Shirley B. Itin
                        ###-##-####
        2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)
                        n/a
                                                                (b)

        3       SEC USE ONLY



        4       CITIZENSHIP OR PLACE OF ORGANIZATION

                        US

                                5       SOLE VOTING POWER

                                                             402,600   common
        NUMBER OF
        SHARES                  6       SHARED VOTING POWER
        BENEFICIALLY
        OWNED BY                                           2,200,200   common
        EACH
        REPORTING               7       SOLE DISPOSITIVE POWER
        PERSON
                                                             402,600   common

                                8       SHARED DISPOSITIVE POWER

                                                           2,200,200   common


        9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                           2,602,800   common


        10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES*




        11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                        14.2%


        12      TYPE OF REPORTING PERSON*

                                       IN


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 969465 10 3              13G             Page___9____ of ___27___Pages


        1       NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                        Acrodyne Corporation
                        38-1561308
        2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)
                        n/a
                                                                (b)

        3       SEC USE ONLY



        4       CITIZENSHIP OR PLACE OF ORGANIZATION

                        Michigan corporation

                                5       SOLE VOTING POWER
                                                           1,200,000   common

        NUMBER OF
        SHARES                  6       SHARED VOTING POWER
        BENEFICIALLY
        OWNED BY
        EACH
        REPORTING               7       SOLE DISPOSITIVE POWER
        PERSON                                             1,200,000   common


                                8       SHARED DISPOSITIVE POWER




        9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                           1,200,000   common


        10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES*




        11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


                                                        6.5%

        12      TYPE OF REPORTING PERSON*

                                       CO


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 969465 10 3              13G             Page___10____ of ___27__Pages

        1       NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                        Acrodyne Corporation - Profit Sharing Plan
                        38-1561308
        2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)
                        n/a
                                                                (b)

        3       SEC USE ONLY



        4       CITIZENSHIP OR PLACE OF ORGANIZATION

                        Michigan Corporation

                                5       SOLE VOTING POWER

                                                             400,000   common
        NUMBER OF
        SHARES                  6       SHARED VOTING POWER
        BENEFICIALLY
        OWNED BY
        EACH
        REPORTING               7       SOLE DISPOSITIVE POWER
        PERSON
                                                             400,000   common

                                8       SHARED DISPOSITIVE POWER




        9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                                             400,000   common

        10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES*




        11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                        2.2%


        12      TYPE OF REPORTING PERSON*

                                                        00


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 969465 10 3             13G             Page___11____ of ___27___Pages


        1       NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                        SICO
                        38-3023843
        2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)
                        n/a
                                                                (b)

        3       SEC USE ONLY



        4       CITIZENSHIP OR PLACE OF ORGANIZATION

                        Michigan co-partnership

                                5       SOLE VOTING POWER

                                                             268,000   common
        NUMBER OF
        SHARES                  6       SHARED VOTING POWER
        BENEFICIALLY
        OWNED BY
        EACH
        REPORTING               7       SOLE DISPOSITIVE POWER
        PERSON
                                                             268,000   common

                                8       SHARED DISPOSITIVE POWER




        9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                             268,000   common


        10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES*




        11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                        1.5%


        12      TYPE OF REPORTING PERSON*

                                       PN


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 969465 10 3             13G             Page___12____ of ___27___Pages


        1       NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                        TICO
                        38-3023846
        2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)
                        n/a
                                                                (b)

        3       SEC USE ONLY



        4       CITIZENSHIP OR PLACE OF ORGANIZATION

                        Michigan co-partnership

                                5       SOLE VOTING POWER
                                                           1,874,000   common

        NUMBER OF
        SHARES                  6       SHARED VOTING POWER
        BENEFICIALLY
        OWNED BY
        EACH
        REPORTING               7       SOLE DISPOSITIVE POWER
        PERSON                                             1,874,000   common


                                8       SHARED DISPOSITIVE POWER




        9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                           1,874,000   common


        10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES*




        11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                        10.2%


        12      TYPE OF REPORTING PERSON*

                                       PN


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 969465 10 3             13G             Page____13___ of ___27___Pages


        1       NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                        Timothy Sean Itin Irrevocable Living Trust

        2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)
                        n/a
                                                                (b)

        3       SEC USE ONLY



        4       CITIZENSHIP OR PLACE OF ORGANIZATION

                        Michigan Trust

                                5       SOLE VOTING POWER

                                                              85,000   common
        NUMBER OF
        SHARES                  6       SHARED VOTING POWER
        BENEFICIALLY
        OWNED BY
        EACH
        REPORTING               7       SOLE DISPOSITIVE POWER
        PERSON
                                                              85,000   common

                                8       SHARED DISPOSITIVE POWER




        9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                              85,000   common


        10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES*




        11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                        0.5%


        12      TYPE OF REPORTING PERSON*

                                                        00


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 969465 10 3             13G             Page____14___ of ___27___Pages


        1       NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                        Nina Beardsley Itin Irrevocable Living Trust

        2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)
                        n/a
                                                                (b)

        3       SEC USE ONLY



        4       CITIZENSHIP OR PLACE OF ORGANIZATION

                        Michigan Trust

                                5       SOLE VOTING POWER

                                                              85,000   common
        NUMBER OF
        SHARES                  6       SHARED VOTING POWER
        BENEFICIALLY
        OWNED BY
        EACH
        REPORTING               7       SOLE DISPOSITIVE POWER
        PERSON
                                                              85,000   common

                                8       SHARED DISPOSITIVE POWER




        9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                              85,000   common


        10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES*




        11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                        0.5%


        12      TYPE OF REPORTING PERSON*

                                                        00


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 969465 10 3             13G             Page____15___ of ___27___Pages


        1       NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                        Whitney Lynne Hebard Irrevocable Living Trust

        2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)
                        n/a
                                                                (b)

        3       SEC USE ONLY



        4       CITIZENSHIP OR PLACE OF ORGANIZATION

                        Michigan Trust

                                5       SOLE VOTING POWER

                                                             106,000   common
        NUMBER OF
        SHARES                  6       SHARED VOTING POWER
        BENEFICIALLY
        OWNED BY
        EACH
        REPORTING               7       SOLE DISPOSITIVE POWER
        PERSON
                                                             106,000   common

                                8       SHARED DISPOSITIVE POWER




        9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                             106,000   common


        10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES*




        11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                        0.6%


        12      TYPE OF REPORTING PERSON*

                                                        00


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 969465 10 3               13G             Page___16___ of ___27__Pages


        1       NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                        Gregory Robert Hebard Irrevocable Living Trust

        2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)
                        n/a
                                                                (b)

        3       SEC USE ONLY



        4       CITIZENSHIP OR PLACE OF ORGANIZATION

                        Michigan Trust

                                5       SOLE VOTING POWER

                                                             106,000   common
        NUMBER OF
        SHARES                  6       SHARED VOTING POWER
        BENEFICIALLY
        OWNED BY
        EACH
        REPORTING               7       SOLE DISPOSITIVE POWER
        PERSON
                                                             106,000   common

                                8       SHARED DISPOSITIVE POWER




        9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                             106,000   common


        10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES*




        11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                        0.6%


        12      TYPE OF REPORTING PERSON*

                                                        00


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 969465 10 3              13G             Page___17___ of ___27___Pages


        1       NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                        Elinor Lee Itin Irrevocable Living Trust

        2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)
                        n/a
                                                                (b)

        3       SEC USE ONLY



        4       CITIZENSHIP OR PLACE OF ORGANIZATION

                        Michigan Trust

                                5       SOLE VOTING POWER

                                                              17,600   common
        NUMBER OF
        SHARES                  6       SHARED VOTING POWER
        BENEFICIALLY
        OWNED BY
        EACH
        REPORTING               7       SOLE DISPOSITIVE POWER
        PERSON
                                                              17,600   common

                                8       SHARED DISPOSITIVE POWER




        9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                              17,600   common


        10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES*




        11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                        0.1%


        12      TYPE OF REPORTING PERSON*

                                                        00


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 969465 10 3               13G             Page___18___ of ___27__Pages


        1       NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                        Wyatt Otto Itin Irrevocable Living Trust

        2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)
                        n/a
                                                                (b)

        3       SEC USE ONLY



        4       CITIZENSHIP OR PLACE OF ORGANIZATION

                        Michigan Trust

                                5       SOLE VOTING POWER

                                                               3,000   common
        NUMBER OF
        SHARES                  6       SHARED VOTING POWER
        BENEFICIALLY
        OWNED BY
        EACH
        REPORTING               7       SOLE DISPOSITIVE POWER
        PERSON
                                                               3,000   common

                                8       SHARED DISPOSITIVE POWER




        9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                               3,000   common


        10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES*




        11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                        0.0%


        12      TYPE OF REPORTING PERSON*

                                                        00


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 969465 10 3               13G             Page___19___ of ___27__Pages


        1       NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                        Dearborn Wheels, Inc.
                        38-2038101
        2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)
                        n/a
                                                                (b)

        3       SEC USE ONLY



        4       CITIZENSHIP OR PLACE OF ORGANIZATION

                        Michigan Corporation

                                5       SOLE VOTING POWER

                                                              58,200   common
        NUMBER OF
        SHARES                  6       SHARED VOTING POWER
        BENEFICIALLY
        OWNED BY
        EACH
        REPORTING               7       SOLE DISPOSITIVE POWER
        PERSON
                                                              58,200   common

                                8       SHARED DISPOSITIVE POWER




        9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                              58,200   common


        10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES*




        11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                        0.3%


        12      TYPE OF REPORTING PERSON*

                                       CO


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 969465 10 3               13G             Page___20___ of ___27__Pages


        1       NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                        Ajay Sports, Inc.
                        39-1644025
        2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)
                        n/a
                                                                (b)

        3       SEC USE ONLY



        4       CITIZENSHIP OR PLACE OF ORGANIZATION

                        Delaware Corporation

                                5       SOLE VOTING POWER

                                                             166,719   common
        NUMBER OF
        SHARES                  6       SHARED VOTING POWER
        BENEFICIALLY
        OWNED BY
        EACH
        REPORTING               7       SOLE DISPOSITIVE POWER
        PERSON
                                                             166,719   common

                                8       SHARED DISPOSITIVE POWER




        9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                             166,719   common


        10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES*




        11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                        0.9%


        12      TYPE OF REPORTING PERSON*

                                       CO


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 969465 10 3                           Page   21  of 27



ITEM 1(a)   Name of Issuer:  Williams Controls, Inc. ("WMCO")
            ---------------

ITEM 1(b)   Address of Issuer's Principal Executive Offices:
            ------------------------------------------------

            14100 SW 72nd Avenue
            Portland, OR  92224

ITEM 2(a)   Name of Persons Filing:
            -----------------------

            This Schedule 13G is being filed  jointly by Thomas W. Itin;  Thomas
            W. Itin, as trustee for Williams Controls, Inc. ESOP ("ESOP"), WMCO Non-Union 401(k), WMCO Union 401(k), WMCO Non-Union Employees Retirement Income Pension Plan, and WMCO Union Employees Pension Plan, Shirley B. Itin; Acrodyne Corporation, a Michigan corporation ("Acrodyne"); Acrodyne Corporation - Profit Sharing Plan ("Acrodyne PSP"); Dearborn Wheels, Inc., a Michigan Corporation ("DWI"); Ajay Sports, Inc., a Delaware Corporation ("Ajay"); TICO, a Michigan co-partnership ("TICO"); SICO, a Michigan co-partnership ("SICO"); and Shirley B. Itin, as Trustee for the Timothy Sean Itin
            Irrevocable Living Trust ("TSI Trust"), Nina Beardsley Itin Irrevocable Living Trust ("NBI Trust"), Whitney Lynne Hebard
            Irrevocable Living Trust ("WLH Trust), Gregory Robert Hebard Irrevocable Living Trust ("GRH Trust"), Elinor Lee Itin Irrevocable Living Trust ("ELI Trust"), and Wyatt Otto Itin Irrevocable Living Trust ("WOI Trust"). The TSI Trust, NBI Trust, WLH Trust, GRH Trust, ELI Trust, and WOI Trust sometimes hereinafter are referred to collectively as the "Trusts".


ITEM 2(b)   Address Principal Business Office or, if none, Residence:
            ---------------------------------------------------------

            7001 Orchard Lake Road, Suite 424
            West Bloomfield, MI 48322

ITEM 2(c)   Citizenship:  Mr.  Itin is a United  States  citizen.  Mrs.  Itin
            ------------
            is  a   United   States   citizen.   Acrodyne   is   a   Michigan
            corporation. Acrodyne PSP is a Michigan trust. Dearborn Wheels, Inc. is a Michigan corporation. Ajay Sports, Inc. is a Delaware corporation. TICO and SICO are Michigan co-partnerships. The Trusts are Michigan trusts. The ESOP is a California ESOP. The Non-Union and Union 401(k) plans and pension plans are employee benefit plans for WMCO, a Delaware corporation, with its principal offices in Portland, Oregon.

CUSIP No. 969465 10 3                           Page 22 of 27

ITEM 2(d)   Title of Class of Securities
            ----------------------------
            Common Stock $.01 Par Value

ITEM 2(e)   CUSIP Number:  969465 10 3
            -------------

ITEM 3      N/A


ITEM 4      Ownership:
            ----------

            a.  Amount Beneficially Owned:
                --------------------------

              (1) 5,252,952  shares and warrants (28.1%)  beneficially  owned by Mr. Itin.

            Includes: (i) 1,200,000 shares owned of record by Acrodyne. All of the outstanding capital stock of Acrodyne is owned by TWI International, Inc., a corporation wholly owned by Thomas
            W. Itin. (ii) 166,719 shares owned by Ajay Sports, Inc. Ajay Sports is a company with its common stock registered under
            Section 12(d) of the Securities Exchange Act of 1934. Mr. Itin is the Chairman of the Board, President and Chief Executive
            Officer of Ajay Sports and owns approximately 45.5% of Ajay stock and disclaims beneficial ownership of these shares owned by Ajay Sports, Inc. (iii) 400,000 shares owned of record by Acrodyne PSP. Mr. Itin is trustee and the sole beneficiary of this trust. (iv) 268,000 shares owned of record by SICO and 1,874,000 shares owned of record by TICO. Mr. Itin is a partner in these two Michigan co-partnerships. (v) 424,101 shares owned by Williams Controls, Inc. ESOP; (vi) 204,323 shares owned by WMCO Non-Union 401(k); 78,809 shares owned by
            WMCO  Union  401(k);  115,000  shares  owned  by  WMCO  Non-Union
            Employees Retirement Income Pension Plan; and 147,000 shares owned by WMCO Union Employees Pension Plan. Mr. Itin is one the trustees for these employee benefit plans. Mr. Itin disclaims beneficial ownership of these shares, other than the 11,269 shares in the ESOP and 22,389 shares in the Non-Union 401(k) allocated for his benefit and (vii) 375,000 shares issuable to Mr. Itin upon exercise of presently exercisable stock options granted by the Issuer.

CUSIP No. 969465 10 3                           Page 23 of 27


              (2) 2,602,800  shares  (14.2%)   beneficially   owned  by  Mrs.
                  Itin.

                  Includes: (i) 268,000 shares owned of record by SICO and 1,874,000 shares owned of record by TICO. Mrs. Itin is a partner in these two Michigan co-partnerships; (ii) 58,200 shares owned by DWI. Mrs. Itin is President and a 20% equity owner of DWI. She disclaims beneficial ownership of these shares except as to her 20% equity ownership; and (iii) 85,000 shares owned by TSI Trust; 85,000 shares owned by NBI Trust; 106,000 shares owned by WLH Trust; 106,000 shares owned by GRH Trust; 17,600 shares owned by ELI Trust and 3,000 shares owned by WOI Trust. Mrs. Itin is the trustee of these trusts and, as such, has the power to vote and dispose of these shares. Mr. & Mrs. Itin are not beneficiaries of these trusts and disclaim ownership of the shares owned by the trusts.

            b.    Percent of Class:
                  -----------------

                   28.1%      by Thomas W. Itin
                    2.3%      by ESOP
                    1.1%      by WMCO Non-Union 401(k)
                     .4%      by WMCO Union 401(k)
                     .6%      by WMCO Non-Union Pension Plan
                     .8%      by WMCO Union Pension Plan
                   14.2%      by Shirley B. Itin
                    6.5%      by Acrodyne
                    2.2%      by Acrodyne PSP
                    1.5%      by SICO
                   10.2%      by TICO
                     .5%      by TSI Trust
                     .5%      by NBI Trust
                     .6%      by WLH Trust
                     .6%      by GRH Trust
                     .1%      by ELI Trust
                     .0%      by WOI Trust
                     .3%      by DWI
                     .9%      by Ajay

CUSIP No. 969465                                Page 24 of 27


            c.  Number of shares as to which such person has:
                ---------------------------------------------

              (i) sole power to vote or to direct the vote:

                  Mr. Itin, through his ownership of Acrodyne and as trustee of Acrodyne PSP, has the sole power to vote the 1,600,000 shares owned by Acrodyne and Acrodyne PSP. Mr. Itin has sole power of the 375,000 shares issuable upon exercise of presently exercisable stock options.

                  Mrs. Itin has sole power to vote or to direct the vote of the 402,600 shares held by the Trusts.

             (ii) shared power to vote or to direct the vote:

                        As a  partner  of each SICO and TICO,  Mr.  Itin  shares
                  power to vote or to direct the vote of the total 2,142,000 shares owned by TICO and SICO. As trustee of the employee benefit plans, Mr. Itin shares the power to vote or to direct the vote 424,101 shares held by the ESOP, 204,323 shares held by WMCO Non-Union 401(k), 78,809 shares held by WMCO Union 401(k), 115,000 shares held by WMCO Non-Union Pension Plan, and 147,000 shares held by WMCO Union Pension Plan. As a director of Ajay Sports, Inc., Mr. Itin shares the power to vote or to direct the vote of 166,719 shares held by Ajay Sports.

                  As a partner of each SICO and TICO, Mrs. Itin shares power to vote or to direct the vote of the total 2,142,000 shares owned by TICO and SICO. Mrs. Itin shares the power to vote or to direct the vote of 58,200 shares held by DWI, which Mrs. Itin is President.


      (iii)       sole power to dispose or to direct the disposition:

                  Mr.  Itin,   through  his  ownership  of  Acrodyne  and  as
                  trustee  of  the  Acrodyne  PSP,  has  the  sole  power  to dispose of or direct the disposition of the 1,600,000 shares owned by Acrodyne and Acrodyne PSP. Mr. Itin has sole power of the 375,000 shares issuable upon exercise of presently exercisable stock options.

                  Mrs. Itin has sole power to dispose or to direct the disposal of the 402,600 shares held by the Trusts.

       (iv)       shared power to dispose or to direct the disposition:

CUSIP No. 969465 10 3                           Page 25 of 27


                        As a  partner  of each SICO and TICO,  Mr.  Itin  shares
                  power to dispose of or direct the disposition of the 268,000 shares owned by SICO and the 1,874,000 shares owned by TICO. As a trustee of the employee benefit plans, Mr. Itin shares the power to dispose or to direct the disposition of 424,101 shares held by the ESOP, 204,323 shares held by WMCO Non-Union 401(k), 78,809 shares held by WMCO Union 401(k), 115,000 shares held by WMCO Non-Union Pension Plan, and 147,000 shares held by WMCO Union Pension Plan. As a director of Ajay Sports, Inc., Mr. Itin shares the power to vote or to direct the vote of 166,719 shares held by Ajay Sports.

 .

                  As a partner of each SICO and TICO, Mrs. Itin shares power to dispose of or direct the disposition of the 268,000 shares owned by SICO and the 1,874,000 shares owned by TICO. Mrs. Itin shares the power to vote or to direct the vote of 58,200 shares held by DWI, which Mrs.
                  Itin is President.

ITEM 5      Ownership of Five Percent or Less of a Class:  N/A
            ---------------------------------------------

ITEM 6      Ownership of More than Five percent on Behalf of Another Person:
            ----------------------------------------------------------------
                        N/A

ITEM 7      Identification  and  Classification  of  the  Subsidiary  Which
            ---------------------------------------------------------------
            Acquired the Security  Being  Reported on by the Parent  Holding
            ----------------------------------------------------------------
            Company:  N/A
            --------

ITEM 8      Identification and Classification of Members of the Group:  N/A
            ----------------------------------------------------------

ITEM 9      Notice of Dissolution of Group:  N/A
            -------------------------------

ITEM 10     Certification:  N/A
            --------------

CUSIP No. 969465 10 3                           Page 26 of 27

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


      Dated: February 12, 1999      s\Thomas W. Itin
                                    ----------------------------
                                    Thomas W. Itin

                                    ACRODYNE CORPORATION - PROFIT SHARING PLAN

      Dated: February 12, 1999      s\Thomas W. Itin
                                    ----------------------------
                                    Thomas W. Itin, Trustee

                                    ACRODYNE CORPORATION

      Dated: February 12, 1999      s\Thomas W. Itin
                                    ----------------------------
                                    Thomas W. Itin, President

                                    SICO, A MICHIGAN CO-PARTNERSHIP

      Dated: February 12, 1999      s\Shirley B. Itin
                                    -----------------------------
                                    Shirley B. Itin, Partner

                                    TICO, A MICHIGAN CO-PARTNERSHIP

      Dated: February 12, 1999      s\Thomas W. Itin
                                    -----------------------------
                                    Thomas W. Itin, Partner

                                    AJAY SPORTS, INC.,

      Dated: February 12, 1999      s\Thomas W. Itin
                                    -----------------------------
                                    Thomas W. Itin, President

                                    DEARBORN WHEELS, INC.

      Dated: February 12, 1999      s\Shirley B. Itin
                                    -----------------------------
                                    Shirley B. Itin, President

CUSIP No. 969465 10 3                           Page 27 of 27


                                    TIMOTHY SEAN ITIN IRREVOCABLE
                                    LIVING TRUST

      Dated: February 12, 1999      s\Shirley B. Itin
                                    -----------------------------
                                    Shirley B. Itin, Trustee


                                    NINA BEARDSLEY ITIN IRREVOCABLE
                                    LIVING TRUST

      Dated: February 12, 1999      s\Shirley B. Itin
                                    -----------------------------
                                    Shirley B. Itin, Trustee


                                    WHITNEY LYNNE HEBARD
                                    IRREVOCABLE LIVING TRUST

      Dated: February 12, 1999      s\Shirley B. Itin
                                    -----------------------------
                                    Shirley B. Itin, Trustee

                                    GREGORY ROBERT HEBARD
                                    IRREVOCABLE LIVING TRUST

      Dated: February 12, 1999      s\Shirley B. Itin
                                    -----------------------------
                                    Shirley B. Itin, Trustee

                                    ELINOR LEE ITIN
                                    IRREVOCABLE LIVING TRUST

      Dated: February 12, 1999      s\Shirley B. Itin
                                    -----------------------------
                                    Shirley B. Itin, Trustee

                                    WYATT OTTO ITIN
                                    IRREVOCABLE LIVING TRUST

      Dated: February 12, 1999      s\Shirley B. Itin
                                    -----------------------------
                                    Shirley B. Itin, Trustee